Exhibit 99.2

BPZ Resources, Inc. Announces Effectiveness of Plan of Liquidation

HOUSTON, TX ‒ December 31, 2015 ‒ BPZ Resources, Inc. (OTC:BPZRQ) today announced that the Plan of Liquidation was effective.

As previously announced, on November 12, 2015, the Bankruptcy Court entered an order confirming the Company’s Second Amended Plan of Liquidation and Second Amended Disclosure Statement. On December 31, 2015, all conditions to the occurrence of the effective date set forth in the Plan and the Confirmation Order were satisfied or waived in accordance therewith and the effective date of the Plan occurred. On the same date, the Company filed a Notice of Effective Date of the Plan with the Bankruptcy Court.

In accordance with the Plan, all of the Company’s assets have been transferred to a liquidating trust for the benefit of the Company’s creditors. Gilbert E. Nathan has been appointed as the Liquidation Trustee for the purpose of liquidation and distributing all of the Company’s remaining assets to holders of allowed claims in accordance with the terms of the Plan. The Liquidating Trustee’s address is 606 Post Road East, #624; Westport, CT 06880. The Trust intends to make a distribution of approximately $9mm to holders of liquidating trust interests on the effective date or as reasonably practicable thereafter as determined by the Trustee. Information regarding the Liquidating Trust can be found on our website (www.bpzenergy.com) under the Liquidating Trust Information tab.

As a result of the Plan being effective, all of the Company’s equity interests, consisting of authorized and outstanding shares of common stock, were cancelled without consideration and have no value. As soon as practicable and in accordance with the Plan, the Company’s corporate existence will be terminated.

The Company will shortly file a Certification of Termination of Registration on Form 15 with the Securities and Exchange Commission for the purpose of terminating the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon filing a Form 15, the Company will immediately cease filing any further periodic or current reports under the Exchange Act.

FORWARD LOOKING STATEMENTS

This Press Release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. The factors that could cause actual results to differ from forward-looking statements contained herein include the risks and uncertainties set forth in the Company’s filings with the U.S. Securities and Exchange Commission (available at www.sec.gov).